Exhibit 99.1

Ascena Retail Group, Inc. Announces Holiday Sales Results and Lowers Fiscal 2014 Earnings Per Share Guidance

SUFFERN, N.Y.--(BUSINESS WIRE) -- Jan. 13, 2014 -- Ascena Retail Group, Inc. (NASDAQ – ASNA) today announced sales results for the combined November and December Holiday period ended December 28, 2013. The Company also announced that, due to lower than planned Holiday sales, it is lowering earnings per share guidance for its current fiscal year ending July 26, 2014.

The Company noted that combined comparable store and e-commerce sales for the fiscal months of November and December increased 1% on a consolidated basis. The Company’s comparable store and e-commerce sales data is summarized below:

Combined Fiscal November and December

ascena Consolidated Comparable Sales
ascena (stores)	(2)%
ascena (ecommerce)	27%
Total ascena	1%

Total Brand
Comparable Sales
Justice	(3)%
Lane Bryant	8%
maurices	flat
dressbarn	1%
Catherines	13%

David Jaffe, President and Chief Executive Officer of Ascena Retail Group, Inc., commented, “A challenging Holiday selling season resulted in increased promotional activity. We successfully cleared excess inventory and have taken the necessary markdowns in the second quarter to transition cleanly into the spring season. As a result, we now believe full year adjusted diluted earnings per share guidance in the range of $1.10 to $1.15 is more appropriate, versus our previous guidance of $1.25 to $1.30.”

The Company noted that its updated guidance for Fiscal 2014 excludes one-time, acquisition-related integration, restructuring and purchase accounting costs that may be incurred related to the Charming Acquisition. The Company further noted that its guidance is based upon various assumptions, including low single-digit spring season comparable store sales and continued double-digit e-commerce sales growth. For the full year, the Company continues to plan to open approximately 185 stores and close approximately 135 stores, ending the fiscal year with approximately 3,900 Justice, Lane Bryant, maurices, dressbarn and Catherines stores in operation.

The Company commented that it will be presenting at the 16th Annual ICR XChange Conference to be held at the JW Marriott Orlando Grande Lakes in Orlando, Florida on Monday January 13th 9:30am EST. The Ascena Retail Group investor presentation will be webcast live and can be accessed at http://www.ascenaretail.com.

About Ascena Retail Group, Inc.Ascena Retail Group, Inc. (NASDAQ: ASNA) is a leading specialty retailer offering clothing, shoes, and accessories for missy and plus-size women and tween girls, under the Justice, Lane Bryant, maurices, dressbarn and Catherines brands. Ascena Retail Group, Inc. operates through its subsidiaries approximately 3,900 stores throughout the United States, Puerto Rico and Canada. For more information about Ascena Retail Group, Inc. and its brands, visit www.ascenaretail.com, www.shopjustice.com, www.lanebryant.com, www.maurices.com, www.dressbarn.com, www.catherines.com and www.cacique.com..

Forward-Looking StatementsCertain statements made within this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The Company does not undertake to publicly update or review its forward-looking statements even if experience or future changes make it clear that our projected results expressed or implied will not be achieved. Detailed information concerning a number of factors that could cause actual results to differ materially from the information contained herein is readily available in the Company’s most recent Annual Report on Form 10-K for the year ended July 27, 2013 and Form 10-Q for the quarter ended October 26, 2013.

Source: Ascena Retail Group, Inc.

Ascena Retail Group, Inc.

Investor Relations

845-369-4600

or ICR, Inc.

James Palczynski, 203-682-8229

Senior Managing Director

jp@icrinc.com